Shareholder meeting results (Unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class*, as follows:

                  Votes for         Votes withheld
Ravi Akhoury       2,527,113,902    2,052,455
Jameson A. Baxter  2,527,135,571    2,030,786
Charles B. Curtis  2,527,137,300    2,029,057
Robert J. Darretta 2,527,164,608    2,001,749
Myra R. Drucker    2,527,111,513    2,054,844
John A. Hill       2,527,153,836    2,012,521
Paul L. Joskow     2,527,163,175    2,003,182
Elizabeth T. Kennan2,527,100,729    2,065,628
Kenneth R. Leibler 2,527,164,364    2,001,993
Robert E. Patterson2,527,173,350    1,993,007
George Putnam, III 2,527,168,318    1,998,039
Robert L. Reynolds 2,527,162,581    2,003,776
W. Thomas Stephens 2,527,174,525    1,991,832
Richard B. Worley  2,527,135,098    2,031,259

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.
A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

   Votes for Votes withheld   Abstentions Broker non-votes
   3,168,162

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for Votes withheld Abstentions Broker non-votes
3,168,162

All tabulations are rounded to the nearest whole number.